Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase, dated January 16, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. The Offeror (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including any Associated Rights)

of

CEC Entertainment, Inc.

at

$54.00 Net Per Share

by

Q Merger Sub Inc.

a wholly-owned subsidiary of

Queso Holdings Inc.

Q Merger Sub Inc., a Kansas corporation (the “Offeror”) and a wholly-owned subsidiary of Queso Holdings Inc., a Delaware corporation (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share, of CEC Entertainment, Inc., a Kansas corporation (the “Common Stock” and CEC Entertainment, Inc., the “Company”), including any associated rights (“Rights”) issued pursuant to the Rights Agreement, dated as of January 15, 2014, between the Company and Computershare Trust Company, N.A., as rights agent (each share of Common Stock and any associated Rights are referred to herein as a “Share”), at a price of $54.00 per Share (the “Offer Price”), net to the seller in cash, without interest, and subject to deduction for any applicable withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase and in the letter of transmittal for shares enclosed with the Offer to Purchase (the “Letter of Transmittal,” which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer Documents,” and the cash tender offer, in accordance with, and as it may be amended from time to time pursuant to, the Offer Documents, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Offeror will pay all charges and expenses of the Depositary, MacKenzie Partners, Inc., which is acting as the information agent (the “Information Agent”). Following the consummation of the Offer, the Offeror intends to effect the merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:30 A.M., NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 14, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 15, 2014 (the “Merger Agreement”), by and among Parent, the Offeror and the Company. The Merger Agreement provides, among other things, the Offeror will make the Offer and, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of each of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Kansas General Corporation Code (“KGCC”), the Offeror will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation (the “Surviving Corporation”), wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Parent, the Offeror or the Company, all of which will be cancelled for no consideration, and other than shares of Common Stock that are held by stockholders, if any, who properly perfect their dissenters’ rights under the KGCC), will be cancelled and converted into the right to receive the Offer Price, without interest and subject to deduction for any applicable withholding taxes. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for the Shares. As a result of the Merger, the Company will cease to be a publicly traded company and will become a direct wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in Section 11—“The Merger Agreement and Other Agreements”—of the Offer to Purchase.

The Offer is conditioned upon, among other things, there being validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn prior to the expiration of the Offer (the latest time and date on which the Offer expires, as it may be extended by the Offeror in accordance with the Merger Agreement, the “Offer Expiration Date”) a number of shares of Common Stock which, when added to the Shares owned by Parent and its Affiliates (as defined in the Merger Agreement) represents at least a majority of the Shares then outstanding determined on a fully-diluted basis (the “Minimum Condition”). The Offer is also subject to certain other conditions contained in the Offer to Purchase. See Section 14 of the Offer to Purchase—“Certain Conditions of the Offer”—which sets forth in full the conditions to the Offer. To the extent permitted by applicable law, Parent and the Offeror expressly reserve the right to waive any of the Offer Conditions, to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; except that no change may be made without the prior written consent of the Company that (i) decreases the price per Share payable in the Offer (other than in accordance with specific equitable adjustment provisions contained in the Merger Agreement), (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the Offer Conditions, (v) amends, modifies or waives the Minimum Condition, (vi) modifies or amends any of the Offer Conditions in any manner adverse to the holders of Shares or (vii) except as provided in the Merger Agreement, extends the initial expiration date of the Offer.

The purpose of the Offer is for Parent, through the Offeror, to acquire a majority voting interest in the Company as the first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, the Offeror intends to effect the Merger.

The board of directors of the Company (the “Company Board”) has (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, (ii) resolved to direct that the Merger Agreement be submitted to the stockholders of the Company for adoption and approval if the vote of the stockholders of the Company is required by applicable law in order to consummate the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares into the Offer and adopt the Merger Agreement if the vote of the stockholders of the Company is required by applicable law in order to consummate the Merger, in each case on the terms and subject to the conditions of the Merger Agreement.

In accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC, we may, and in certain instances are required to, extend the Offer at any time and from time to time. Under the terms of the Merger Agreement, without the consent of the Company: (a) if at any then-scheduled expiration of the Offer, any Offer Condition is not then satisfied or waived, we must extend the Offer on one or more occasions for consecutive periods of at least two but not more than ten business days (in our sole discretion), or for such longer period(s) as we and the Company otherwise agree, up until July 14, 2014 (which date may be extended by up to sixty days by the mutual written consent of Parent and the Company), in order to permit the Offer Condition(s) to be satisfied; (b) if, less than five business days prior to any then-scheduled expiration of the Offer, we have received the cash proceeds of the debt financing (or any alternate debt financing) and/or we have entered into definitive financing agreements, collectively in an amount sufficient to fund the transactions contemplated by the Merger Agreement, which amount will be available to Parent at the Offer Closing, subject only to consummation of the Offer Closing and the Closing and all of the Offer Conditions have been satisfied or waived, then we have the right to extend the Offer for a period of up to five business days; and (c) we must extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or of the New York Stock Exchange applicable to the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time or the previously scheduled termination of any subsequent offering period, as applicable, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The procedures for guaranteed delivery described in Section 3—“Procedures for Accepting the Offer and Tendering Shares”—of the Offer to Purchase may not be used during any subsequent offering period.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Offeror gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Offeror’s acceptance of such Shares for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. Under no circumstances will interest on the purchase price of Shares be paid by the Offeror, regardless of any extension of the Offer or any delay in making any payment. Payment for Shares, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights tendered and accepted for payment pursuant to the Offer, will be made only after the timely receipt by the Depositary of (a) if Shares to be tendered are certificated, certificates evidencing such Shares or Rights or, if Shares to be tendered are held in book-entry form through The Depository Trust Company (the “Book-Entry Transfer Facility”), timely confirmation of a book-entry transfer of such Shares or Rights into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in the Offer to Purchase, (b) the Letter of Transmittal, duly completed and validly executed in accordance with the instructions (as defined in Section 2—“Acceptance for Payment and Payment for Shares”—of the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal.

Tenders of Shares made pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time, and are otherwise irrevocable. However, if we have not made payment for your Shares by March 17, 2014, you may withdraw them at any time until payment is made. A withdrawal of a share of Common Stock will also constitute a withdrawal of any associated Right. Rights may not be withdrawn unless the associated shares of Common Stock are also withdrawn. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If certificates for shares of Common Stock (and, if issued, certificates representing Rights) to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares”—of the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility or at Computershare Trust

Company, N.A., as applicable, to be credited with the withdrawn Shares and must otherwise comply with the applicable facility’s procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Offeror. None of Parent, the Offeror, AP VIII Queso Holdings, L.P., Apollo Management VIII, L.P., the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, or any waiver thereof, or incur any liability for failure to give any such notification. Withdrawals of tenders of Shares may not be rescinded, and Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, validly withdrawn Shares may be retendered by again following the procedures described in the Offer to Purchase, at any time prior to the Offer Expiration Date or during any subsequent offering period if one is provided (except that Shares may not be retendered using the procedures for guaranteed delivery during any subsequent offering period).

The Company has provided to the Offeror its list of stockholders and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of shares of Common Stock. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of shares of Common Stock and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of Common Stock.

The receipt by a stockholder of the Company of cash for Shares or shares of Common Stock pursuant to the Offer and the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder tendering Shares in the Offer or exchanging shares of Common Stock in the Merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder’s adjusted tax basis in the Shares tendered in the Offer or in the shares of Common Stock converted into cash pursuant to the Merger. If Shares or shares of Common Stock that are tendered or exchanged were held by a U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for such Shares or shares of Common Stock exceeds one year. For a more detailed description of certain United States federal income tax consequences of the Offer and the Merger, see Section 5—“Certain United States Federal Income Tax Consequences”—of the Offer to Purchase. Each holder of shares of Common Stock should consult its own tax advisor regarding the tax consequences of the Offer and the Merger, including such holder’s status as a United States holder or a non-United States holder, as well as any tax consequences that may arise under the laws of any federal, state, local, foreign or other taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below and will be furnished promptly at the Offeror’s expense. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (call collect)

or

CALL TOLL FREE (800) 322-2885

Email: tenderoffer@mackenziepartners.com

January 16, 2014